Exhibit 99.1

Gaming Partners International Corporation Reports Financial Results for the First Quarter of 2012

Las Vegas, NV (PR Newswire) (May 10, 2012) —Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced today financial results for the first quarter ending March 31, 2012.

For its first quarter of 2012, the Company posted revenues of $15.4 million and net income of $1.3 million, or $0.16 per basic and diluted share. These results compare to revenues of $17.8 million and net income of $1.7 million, or $0.21 per basic and diluted share, for the first quarter of 2011. Gross profit for the quarter was $5.2 million, or 34% of revenues, compared to $6.3 million, or 36% of revenues, in the prior year period.

The primary reason for the decrease in revenues in first quarter 2012 net income was comparably lower sales of chips to casinos in Macau.

The Company ended the quarter with $23.6 million in cash, cash equivalents and marketable securities and no debt.

“We saw strong revenue growth in the United States in the first quarter, compared to last year’s first quarter, with an increase in openings and replacement orders,” commented Greg Gronau, GPIC President and Chief Executive Officer. “While sales in Asia were down in the first quarter, due to large orders in Macau with the Galaxy and Sociedade de Jogos de Macau S.A. casinos in the first quarter of 2011, we expect an increase in Asian orders for the remainder the year, as reflected in our recent announcement of three new orders for $4.7 million in chip sales to casinos in Macau.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table games and equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPI provides casino currency such as chips, plaques and jetons; gaming furniture and accessories; table layouts; playing cards; dice; and roulette wheels. GPI pioneered the use of security features such as RFID technology in casino chips and provides radio frequency identification device (RFID) solutions including chips, readers and displays. Headquartered in Las Vegas, Nevada, GPIC also has offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations involving known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; fulfillment of product orders; the long-term growth and prospects of our business or any jurisdiction; and the long term potential of the RFID casino currency solutions market and the ability of GPIC to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. GPIC's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing and its ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of the Company's Annual Report on Form 10-K for the period ended December 31, 2011, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:

Gerald W. Koslow, Chief Financial Officer

+1.702.384.2425

jkoslow@gpigaming.com

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GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share amounts)

	March 31,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$10,430	$9,282
Marketable securities	13,128	14,867
Accounts receivable, net	6,001	5,976
Inventories	7,669	7,749
Prepaid expenses	891	1,015
Deferred income tax asset	807	893
Other current assets	2,386	1,564
Total current assets	41,312	41,346
Property and equipment, net	11,855	11,836
Intangibles, net	621	646
Deferred income tax asset	1,507	1,740
Inventories, non-current	113	160
Other assets, net	239	314
Total assets	$55,647	$56,042

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term debt	$-	$17
Accounts payable	2,702	2,376
Accrued liabilities	5,278	5,876
Customer deposits and deferred revenue	2,710	4,585
Income taxes payable	144	-
Total current liabilities	10,834	12,854
Long-term debt	-	15
Deferred income tax liability	710	689
Total liabilities	11,544	13,558
Commitments and contingencies - see Note 8
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value,	-	-
none issued or outstanding
Common stock, authorized 30,000,000 shares, $.01 par value,
8,207,077 and 8,140,675 issued and outstanding, respectively, as of March 31, 2012, and 8,207,077 and 8,187,764 issued
and outstanding, respectively, as of December 31, 2011	82	82
Additional paid-in capital	19,453	19,401
Treasury stock, at cost: 66,402 and 19,313 shares	(595)	(267)
Retained earnings	23,713	22,442
Accumulated other comprehensive income	1,450	826
Total stockholders' equity	44,103	42,484
Total liabilities and stockholders' equity	$55,647	$56,042

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
Revenues	$15,425	$17,821
Cost of revenues	10,203	11,492
Gross profit	5,222	6,329

Marketing and sales	1,409	1,277
General and administrative	2,269	2,550
Operating income	1,544	2,502
Other income and (expense)	110	110
Income before income taxes	1,654	2,612
Income tax provision	383	883
Net income	$1,271	$1,729

Earnings per share:
Basic	$0.16	$0.21
Diluted	$0.16	$0.21
Weighted-average shares of common stock outstanding:
Basic	8,169	8,199
Diluted	8,184	8,220